Exhibit (a)(5)(iv)

FOR IMMEDIATE RELEASE

WESTERN SIZZLIN CORPORATION EXTENDS EXCHANGE OFFER FOR ITEX
CORPORATION TO FEBRUARY 28, 2008

Roanoke, VA – February 1, 2008 – Western Sizzlin Corporation (OTC Bulletin Board: WSZL) announced today that it has extended the expiration date of its exchange offer for all of the outstanding shares of ITEX Corporation (OTC Bulletin Board: ITEX). The offer, which was scheduled to expire at 5:00 p.m., New York City time, on Thursday, January 31, 2008, has been extended until 5:00 p.m., New York City time, on Thursday, February 28, 2008, unless extended. As of the close of business on January 31, 2008, approximately 704,279 shares of ITEX common stock had been tendered thus far into the exchange offer.

************

This press release is for informational purposes only and is neither an offer to sell nor a solicitation of an offer to buy any securities.  Any exchange offer will be made only through a registration statement and related materials.  In connection with the exchange offer, Western has filed a registration statement on Form S-4 (containing a prospectus) with the Securities and Exchange Commission.  Investors and stockholders of ITEX are advised to read these disclosure materials (including other disclosure materials when they become available) carefully because they contain (and will contain) important information.  Investors and stockholders may obtain a free copy of the disclosure materials and other documents filed by Western with the Securities and Exchange Commission at the SEC’s website at www.sec.gov.  A free copy of the disclosure materials and other documents of Western may also be obtained from Western upon request by directing such request to the Information Agent, Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, E-mail:  offer.info@morrowco.com.  Banks and brokerage firms please call: (203) 658-9400.  Stockholders call toll free: (800) 607-0088.

About Western Sizzlin Corporation

Western Sizzlin Corporation is a holding company which owns a number of subsidiaries. Its most important business activity is conducted through Western Sizzlin Franchise Corporation, which franchises and operates 123 restaurants in 19 states. Financial decisions are centralized at the holding company level, and management of operating businesses is decentralized at the business unit level. Western’s prime objective is to maximize its intrinsic business value per share over the long term.  In fulfilling this objective, Western will engage in a number of diverse business activities to achieve above-average returns on capital in pursuit of maximizing the eventual net worth of its stockholders.

Forward-Looking Statements

This release contains forward-looking statements relating to Western Sizzlin Corporation’s exchange offer for all of the outstanding shares of ITEX Corporation common stock and Western’s expectations with regard to the proposed transaction.  These forward-looking statements are based on Western’s current intent, expectations, estimates and projections and are not guarantees of future performance.  These statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them.  In addition, some factors are beyond Western’s control.  Factors that could cause actual results to differ materially from the statements made in this release include, among others: (i) the willingness of ITEX stockholders to tender their shares in the exchange offer and the number and timing of shares tendered; (ii) the satisfaction, or waiver by Western to the extent legally permissible, of all conditions to the exchange offer; (iii) Western’s and ITEX’s ability to receive any and all necessary approvals, including any necessary governmental or regulatory approvals; and (iv) other factors as described in filings with the Securities and Exchange Commission, including the factors discussed under the heading “Risk Factors” in Western’s prospectus included in its registration statement on Form S-4 as filed with the Securities and Exchange Commission on December 27, 2007.

Contact:

Robyn B. Mabe, Chief Financial Officer
Western Sizzlin Corporation
(540) 345-3195